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                                                                   Exhibit j(2)


[DECHERT LOGO APPEARS HERE]


November 1, 2000

AIM Investment Securities Funds
11 Greenway Plaza, Suite 100
Houston, TX  77046


Re:     AIM Investment Securities Fund
        (File Nos. 33-39519 and 811-5686)
        ---------------------------------

Dear Sirs:

We hereby consent to the reference to our firm in Post-Effective Amendment No. 14 to the Registration Statement of AIM Investment Securities Funds. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ DECHERT PRICE & RHOADS